EXHIBIT 2
                                                                ---------

                              FIFTH AMENDED AND RESTATED
                             REVOLVING CREDIT AGREEMENT



               THIS AGREEMENT, dated as of the 5th day of July, 1995 by and between REPUBLIC AUTOMOTIVE PARTS, INC., a Delaware corporation, of Brentwood, Tennessee (herein called "Company") and COMERICA BANK, a Michigan banking corporation, successor in interest by reason of merger to Manufacturers Bank, N.A., formerly known as Manufacturers National Bank of Detroit, of Detroit, Michigan (herein called "Bank");

               WHEREAS, Company and Bank entered into a Fourth Amended and Restated Revolving Credit Agreement dated May 1, 1994 ("Existing Revolving Credit Agreement").

               WHEREAS, Company and Bank desire to amend and restate the Existing Revolving Credit Agreement;

               NOW THEREFORE, the Existing Revolving Credit Agreement is hereby amended and restated in its entirety as follows:

               WITNESSETH:

               1.   DEFINITIONS

               For the purposes of this Agreement the following terms will have the following meanings:

               "Acquisition Capital Expenditures" shall mean with respect to any period, capital expenditures during such period which are made as part of an acquisition by Company or a Subsidiary which is permitted pursuant to the provisions of Section 8.5.

               "Activation Fee" shall mean the fee payable to the Bank in connection with each activation of the Unutilized Commitment in the amount of 2.5 basis points times that portion of the Unutilized Commitment thereby activated.

               "Adjusted Total Liabilities to Worth Ratio" shall mean the ratio of the sum of (a) Consolidated total liabilities plus (b) guarantees of notes executed by jobbers under the terms and conditions of the Company's presently existing jobber financing program, to Tangible Net Worth.

               "Advance" shall mean a borrowing requested by Company and made by Bank under this Agreement, including any refunding or conversions of such borrowing pursuant to Section 2.7 hereof, and shall include a Quoted Rate Advance, a Eurodollar-based Advance, and/or a Prime-based Advance.

               "Alternate Base Rate" shall mean for any day a rate per annum equal to the Federal Funds Effective Rate in effect on such day plus one percent (1%).

               "Applicable Interest Rate" shall mean the Quoted Rate, the Eurodollar-based Rate, or the Prime-based Rate, as selected by Company from time to time subject to the terms and conditions of this Agreement.

               "Business Day" shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York.

               "Cash Flow Coverage Ratio" shall mean as of any date of determination, a ratio, the numerator of which is earnings for the four preceding fiscal quarters ending as of such date of determination before interest expense for such period, taxes for such period and depreciation and amortization for such period, plus the increase if any in the LIFO Reserve during such period and the denominator of which is interest expense and taxes for such period, plus an amount equal to all scheduled payments of principal with respect to Long Term Debt during such period, plus all scheduled payments with respect to capitalized leases during such period, plus the amount of all capital expenditures (except Acquisition Capital Expenditures) during such period, all as determined in accordance with GAAP on a Consolidated basis for Company and its Consolidated Subsidiaries. In determining the Cash Flow Coverage Ratio, principal payments with respect to Advances shall be excluded.

               "Consolidated"  shall   be  construed  to  include   all  of
          Company's Subsidiaries as hereafter defined.

               "Current Ratio" shall mean the ratio of current assets to current liabilities.

               "Eligible Account" shall mean an account arising in the ordinary course of Company's or any Subsidiary's business which meets each of the following requirements:

               (a)  it is not  owing more  than sixty (60)  days after  the
                    date   of  the  original   invoice  or   other  writing
                    evidencing such account;

               (b) it is not owing by an account debtor who shall have failed to pay twenty five percent (25%) or more of the aggregate amount of its accounts then owing to Company or any Subsidiary within sixty (60) days after the date of the respective invoices or other writings evidencing such accounts;

               (c) if it arises from the sale or lease of goods, such goods have been shipped or delivered to the account debtor under such account; if it arises from services rendered, such services have been performed;

               (d) it is evidenced by an invoice, dated not later than five (5) days after the date of shipment or performance, rendered to such account debtor or some other evidence of billing acceptable to Bank and is not evidenced by any instrument or chattel paper;

               (e) it is a valid, legally enforceable obligation of the account debtor thereunder, and is not subject to any offset, counterclaim or other defense on the part of such account debtor or to any claim on the part of such account debtor denying liability thereunder in whole or in part;

               (f) it is not owing by Company or any Subsidiary to the other;

               (g) it is not owing by an account debtor whose obligations Bank, acting in its sole discretion and in good faith, shall have notified Company in writing are not deemed to constitute Eligible Accounts; and

               (h) it is not subject to any sale of accounts, assignment, lien or security interest whatsoever other than to Bank.

          An account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

               "Eligible Inventory" shall mean all of Company's or any Subsidiary's inventory, excluding (i) any raw materials or work in process and (ii) inventory subject to any liens (including without limitation, liens permitted under this Agreement), and shall be valued at the lesser of cost (on a first-in, first-out basis) or present market value and without giving effect to any LIFO Reserve adjustments.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

               "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals, wastes, by-products, and recycled materials. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act of 1986, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect and local health department ordinances.

               "Eurodollar-based Advance" shall mean an Advance which bears interest at the Eurodollar-based Rate.

               "Eurodollar-based Rate" means a per annum interest rate which is the sum of the Margin, plus the quotient of:

               (a) the per annum interest rate at which Bank's Euro-dollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Eurodollar-Interest Period at approximately 11:00 a.m. Detroit time two (2) Business Days prior to the first day of such Eurodollar-Interest Period;

                    divided by

               (b) a percentage equal to 100% minus that percentage which is in effect on the date of such Eurodollar-based Advance, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirements for a member bank of the Federal Reserve System with deposits exceeding five billion dollars in respect of "Euro-currency Liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States Eurodollar Lending Office of Bank to United States residents).

               "Eurodollar-Interest Period" shall mean an Interest Period of one (1), two (2), three (3) or six (6) months as selected by Company pursuant to Section 2.5 or 2.7 of this Agreement.

               "Eurodollar Lending Office" shall mean Bank's office located at Grand Cayman Island, British West Indies or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Company.

               "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it.

               "Guaranty" shall mean a guaranty of payment in the form attached hereto as Exhibit "C".

               "Interest Period" shall mean either a Eurodollar-Interest Period or a Quoted Rate-Interest Period commencing on the day a Quoted Rate Advance or a Eurodollar-based Advance is made, as the case may be, provided that:

               (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that as to a Eurodollar-Interest Period, if the next succeeding Business Day falls in another calendar month, the Eurodollar-Interest Period shall end on the next preceding Business Day, and when a Eurodollar-Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Eurodollar-Interest Period is to end, it shall end on the last Business Day of such calendar month, and

               (b) no Interest Period shall extend beyond the maturity date set forth in the Revolving Credit Note.

               "Letter(s) of  Credit" shall have  the meaning set  forth in
          Section 3.1.

               "Loan Document" shall mean this Agreement, the Notes (as defined below) and any collateral document and other documents and instruments executed and delivered in connection therewith.

               "Long Term Debt" shall mean the Consolidated long term indebtedness of Company, excluding all debt specifically subordinated to the indebtedness under this Agreement, in form satisfactory to the Bank, but including the following:

               (a) all payments for Consolidated long term debt which shall become due within one year (except to the extent such debt is specifically subordinated to the indebtedness under this Agreement, in form satisfactory to the Bank);

               (b)  unfunded ERISA liability;

               (c)  capitalized leases;

               (d)  any  Subsidiary's  indebtedness   for  borrowed   money
                    (except to the extent such debt is specifically subordinated to the indebtedness under this Agreement, in form satisfactory to the Bank), including any capitalized leases, including said debt or capitalized leases whether or not they have been guaranteed by Company.

               "Long Term Debt to Worth Ratio" shall mean the ratio of Long Term Debt to Tangible Net Worth.

               "Margin" shall mean, as of any date of determination thereof, the applicable interest rate margin, determined in accordance with the provisions of Section 4.7 hereof by reference to the appropriate columns in the pricing matrix attached to this Agreement as Schedule 4.7.

               "Material Adverse Change or Effect" shall mean with respect to any matter that such matter could reasonably be expected to materially and adversely affect the business, properties, condition (financial or otherwise), or results of operations of Company and its Subsidiaries, in each case considered as a whole.

               "Net Working Capital" shall mean the dollar amount computed by subtracting current liabilities from current assets, including in current liabilities all payments under the Revolving Credit Note which shall fall due within one year; provided, however, for purposes of this computation, all prepaid items shall be excluded from current assets.

               "Pension Plans" shall mean all pension plans of Company or any Subsidiary which are subject to ERISA whether existing on the date of this Agreement, or hereinafter created, maintained or assumed.

               "Prime  Rate"  shall  mean   the  per  annum  interest  rate
          established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

               "Prime-based Rate" shall mean that per annum rate of interest which is the sum of the Margin plus the greater of (i) the Prime Rate, or (ii) the Alternate Base Rate.

               "Prime-based Advance" shall mean an advance which bears interest at the Prime-based Rate.

               "Quoted Rate" means for any day a per annum rate of interest, other than the Prime-based Rate or Eurodollar-based Rate, which is quoted by Bank and accepted by Company as the applicable interest rate with respect to a Quoted Rate Advance hereunder.

               "Quoted Rate Advance" means an Advance which bears interest at the Quoted Rate.

               "Quoted Rate-Interest Period" shall mean an Interest Period of one (1) to one hundred eighty (180) days as selected by Company pursuant to Section 2.5 or 2.7 of this Agreement.

               "Request for Advance" shall mean a Request for Advance issued by Company under this Agreement in the form annexed to this Agreement as Exhibit "B".

               "Revolving Credit Commitment" shall mean Thirty Five Million Dollars ($35,000,000), subject to termination under Sections 10 and 11.2 hereof.

               "Revolving Credit Note" shall mean the Revolving Credit Note issued by Company under this Agreement in the form annexed hereto as Exhibit "A".

               "Subsidiary" shall mean a corporation of which more than fifty percent (50%) of the outstanding voting stock is owned by Company, either directly or indirectly through one or more intermediaries.

               "Tangible Net Worth" shall mean the dollar amount computed by subtracting total liabilities from total assets and subtracting from such amount goodwill and other intangible assets.

               "Unsecured Obligations" shall mean all indebtedness and obligations for borrowed money of Company or any Subsidiary, determined on a consolidated basis, including without duplication or limitation:

               (a)  unfunded ERISA liability;

               (b) any letter of credit reimbursement obligations and any obligations under any guaranty of any obligation of persons other than Company and the Subsidiaries for borrowed money or which has been incurred in connection with the acquisition of assets, including without limitation any and all agreements, contingent or otherwise, to support the obligations of such persons; and

               (c)  capitalized leases;

               but excluding:

               (a)  endorsement  by  Company  or   any  Subsidiary  in  the
                    ordinary course of business of negotiable instruments or documents for deposit or collection;

               (b) guaranties of Subsidiaries' or Company's indebtedness to Bank;

               (c)  indebtedness  of   Company  and/or  any  one   or  more
                    Subsidiaries or guaranties thereof by Company and/or any one or more Subsidiaries to third party sellers or designees or assignees incurred solely for the purpose of an acquisition by Company or any one or more Subsidiaries permitted pursuant to Section 8.5(a), (b) and (c) hereof;

               (d) indebtedness (including capitalized lease obligations) secured by the liens permitted in Section 8.6 hereof.

               "Utilized Commitment" shall mean that portion of the Revolving Credit Commitment designed by Company from time to time in writing to Bank pursuant to Section 2.10 hereof as the active portion thereof and shall be an amount equal to the Revolving Credit Commitment less the Unutilized Commitment. As of the date of this Agreement, the Utilized Commitment shall be $35,000,000.

               "Unutilized Commitment" shall mean the amount designated by Company from time to time in writing to Bank pursuant to Section
          2.9 hereof as the inactive portion of the Revolving Credit Commitment, and shall be an amount equal to the Revolving Credit Commitment less than Utilized Commitment. As of the date of this Agreement, the Unutilized Commitment shall be $0.

               2.   THE INDEBTEDNESS: Revolving Credit

               2.1 Bank agrees to make Advances to Company at any time and from time to time from the effective date hereof until April 30, 1999, not to exceed the Revolving Credit Commitment in aggregate principal amount at any one time outstanding (subject to reduction as provided in Section 11.2 hereof). All of the Advances hereunder shall be evidenced by the Revolving Credit Note under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

               2.2 The Revolving Credit Note shall mature on April 30, 1999, and each Advance from time to time outstanding thereunder shall bear interest at its Applicable Interest Rate. The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, and the amount and date of any repayment shall be noted on Bank's records, which records shall be conclusive evidence thereof. Advances outstanding under the Existing Revolving Credit Agreement shall be deemed to be Advances hereunder with the same Applicable Interest Rates and Interest Periods, if any. Interest accrued and unpaid under the Existing Revolving Credit Agreement shall be deemed to have accrued under this Agreement.

               2.3  Interest  on  the  unpaid  balance  of all  Prime-based
          Advances from time to time outstanding, shall be payable quarterly commencing on October 1, 1995. Interest accruing at the Prime-based Rate shall be computed on the basis of a year of 360 days and assessed for the actual number of days elapsed, from the first day of any Prime-based Advance to but not including the last day thereof and in such computation effect shall be given to any change in the Prime-based Rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

               2.4 Interest on each Quoted Rate Advance and each Eurodollar-based Advance shall be payable on the last day of the Interest Period applicable thereto and if such Interest Period is longer than three (3) months, interest shall be payable at intervals of three (3) months after the first day thereof. Interest accruing at the Quoted Rate or the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to but not including the last day thereof.

               2.5 Company may request an Advance upon the delivery to Bank of a Request for Advance executed on behalf of Company by an authorized officer of Company, subject to the following:

               (a) each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit "B";

               (b) each such Request for Advance shall be delivered to Bank by 12 noon four (4) Business Days prior to the proposed date of Advance in the case of Eurodollar-based Advances, and by 11:00 a.m. on the proposed date of Advance in the case of Prime-based Advances and Quoted Rate Advances;

               (c) except with respect to Prime-based Advances, the principal amount of such Advance, plus the amount of any outstanding indebtedness to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least Five Hundred Thousand Dollars ($500,000);

               (d) a Request for Advance, once delivered to Bank, shall not be revocable by Company.

               2.6  Company  may  prepay all  or  part  of the  outstanding balance of the Prime-based Advance(s) under the Revolving Credit Note at any time. Upon four (4) Business Days prior notice to Bank, Company may prepay all or part of any Quoted Rate Advance or Eurodollar-based Advance on the last day of the Interest Period applicable thereto, provided that the amount of any such partial prepayment shall be at least Five Hundred Thousand Dollars ($500,000) and the unpaid portion of such Advance which is refunded or converted under Section 2.7 shall be subject to the limitations set forth in subsection (c) thereof. Any prepayment made in accordance with this Section 2.6 shall be without premium, penalty or prejudice to Company's right to reborrow under the terms of this Agreement. Any other prepayment shall be restricted by Section 4.1 hereof.

               2.7 Company may refund any Advance in the same type of Advance or convert any Advance to any other type of Advance upon the delivery to Bank of a Request for Advance, subject to the following:

               (a) each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit "B";

               (b) each such Request for Advance shall be delivered to Bank by 12 noon four (4) Business Days prior to the proposed date of refunding or conversion in the case of Eurodollar-based Advances, and by 11:00 a.m. on the proposed date of refunding or conversion in the case of Prime-based Advances and Quoted Rate Advances;

               (c) except with respect to Prime-based Advances, the amount to be converted or refunded, plus the amount of any outstanding indebtedness to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least Five Hundred Thousand Dollars ($500,000);

               (d) the proposed date of any refunding or conversion of any outstanding Quoted Rate Advance or Eurodollar-based Advance shall only be on the last day of the Interest Period applicable thereto;

               (e) a Request for Advance, once delivered to Bank, shall not be revocable by Company.

          If, as to any outstanding Quoted Rate Advance or Eurodollar-based Advance, Bank shall not receive a timely Request for Advance with regard to the refunding or conversion thereof the principal amount thereof which is not then prepaid shall be automatically converted to a Prime-based Advance on the last day of the Interest Period applicable thereto.

               2.8 From the date hereof to (but excluding) April 30, 1999, Company shall pay to Bank a revolving credit commitment fee consisting of the sum of:

                    (a) Twenty basis points (.20%) per annum times the average daily amount by which the Utilized Commitment then in effect exceeds the sum of (i) the aggregate principal amount of Advances outstanding from time to time during such period, and (ii) the aggregate daily undrawn amount of any Letters of Credit during such period, calculated on a daily basis; and

                    (b) Ten basis points (.10%) per annum times the Unutilized Commitment then in effect (if any) calculated on a daily basis.

          The revolving credit commitment fee shall be payable quarterly in arrears commencing October 1, 1995, and on the first day of each calendar quarter thereafter and on April 30, 1999, and shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the revolving credit commitment fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. The revolving credit commitment fee shall not be refundable under any circumstances. Commitment fees accrued and unpaid under the Existing Revolving Credit Agreement shall be deemed to have accrued hereunder and shall be payable on October 1, 1995.

               2.9  Company may at  any time and from time to time, upon at least three (3) Business Days' prior written notice to the Agent, subject to the provisions of Section 2.10, designate a portion of the Utilized Commitment portion of the Revolving Credit Commitment at any time so designated, to be a portion of the Unutilized Commitment portion of the Revolving Credit Commitment as not presently available for borrowing hereunder, provided that
          (i) each such designation shall be in an aggregate amount equal to at least One Million Dollars ($1,000,000) or a larger amount in multiples of One Million Dollars ($1,000,000); provided, however, the Unutilized Commitment may not exceed Fifteen Million Dollars ($15,000,000); (ii) Company shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Advances, plus the aggregate amount of any outstanding Letters of Credit, exceeds the amount of the Utilized Commitment portion of the Revolving Credit Commitment, taking into account the aforesaid designation under this Section 2.9, together with accrued but unpaid interest on the principal amount of such prepaid Advances to the date of prepayment; (iii) if the designation under this Section 2.9 requires the prepayment of a Eurodollar-based Advance or Quoted Rate Advance, such designation may be effective only on the last Business Day of the then current Interest Period applicable to such Eurodollar-based Advance or Quoted Rate Advance and (iv) no such designation shall reduce the amount of the Utilized Commitment to an amount which is less than the sum of the aggregate undrawn amount of any Letters of Credit outstanding at such time. The Utilized Commitment shall be reduced by the aggregate amount so designated under this Section 2.9 as the Utilized Commitment upon the effective date of each such designation and the Unutilized Commitment shall increase by the amount so designated.

               2.10 Provided that no default or event of default has occurred and is continuing on both the date of request and the date of proposed activation, Company may, upon not less than three (3) Business Days' prior written notice to the Bank elect to activate all or any part of the Unutilized Commitment, provided that on or before the requested date for activation, Company shall pay to the Bank, the Activation Fee; and provided further that each such activation shall be in an aggregate amount of at least One Million Dollars ($1,000,000) or a larger amount in multiples of One Million Dollars ($1,000,000). Each activation of the Unutilized Commitment shall remain in effect (and shall not be reduced by a subsequent designation under Section 2.9 hereof) for a period of not less than ninety (90) consecutive days. Upon the effectiveness of any activation of the Unutilized Commitment under this Section 2.10, the Unutilized Commitment shall decrease by the amount so activated and the Utilized Commitment shall increase by the amount so activated.

               3.   LETTERS OF CREDIT

               3.1 In addition to Advances under the Revolving Credit Note to be provided to Company by Bank under and pursuant to Section
          2.1 of this Agreement, Bank agrees to issue, or commit to issue, from time to time, standby and trade letters of credit for the account of Company (herein individually called a "Letter of Credit" and collectively, "Letters of Credit") in aggregate undrawn amounts not to exceed Five Million Dollars ("5,000,000) at any one time outstanding; provided, however, that the sum of the aggregate amount of Advances outstanding under the Revolving Credit Note plus the aggregate amount of outstanding Letters of Credit shall not exceed at any one time the then amount of the Utilized Commitment; and provided further that each Letter of Credit shall be in form acceptable to Bank and no Letter of Credit shall, by its terms, have an expiration date which extends beyond the earlier to occur of (i) one year after its date of issuance and (ii) April 30, 1999. In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit shall also be subject to the terms and conditions of any letter of credit applications and agreements executed and delivered by Company unto Bank with respect thereto. Company shall pay to Bank annually in advance a fee of 3/4% per annum of the amount of each standby Letter of Credit. Fees for trade letters of credit shall be as quoted by Bank to Company and shall be paid upon issuance of each such trade letter of credit.

               4. SPECIAL PROVISIONS, CHANGES IN CIRCUMSTANCES AND YIELD PROTECTION.

               4.1 If Company makes any payment of principal with respect to any Eurodollar-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if the Company fails to borrow any Eurodollar-based Advance or Quoted Rate Advance after notice has been given by the Borrower to Bank in accordance with the terms hereof requesting such Advance, or the Company fails to make any payment when due of principal or interest in respect of a Eurodollar-based Advance or Quoted Rate Advance, the Company shall reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not the Bank shall have funded or committed to fund such Advance. Such amount payable by the Company to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Eurodollar-based Advance or Quoted Rate Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any Eurodollar-based Advance or Quoted Rate Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of the Company, Bank shall deliver to the Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

               4.2  For  any  Interest  Period  for  which  the  Applicable
          Interest Rate is the Eurodollar-based Rate, if Bank shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

               4.3 If, with respect to any Interest Period, Bank determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to the Bank for such Interest Period, then Bank shall forthwith give notice thereof to the Company. Thereafter until Bank notifies Company that such circumstances no longer exist, the obligation of Bank to make Eurodollar-based Advances, and the right of Company to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended.

               4.4 If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority issued after the date hereof, shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurodollar-based Rate, Bank shall forthwith give notice thereof to Company. Thereafter
          (a) the obligations of Bank to make Eurodollar-based Advances and the right of Company to convert an Advance or refund an Advance as a Eurodollar-based Advance shall be suspended, and thereafter Company may select as Applicable Interest Rates only those which remain available, and (b) if Bank may not lawfully continue to maintain an outstanding Advance to the end of the then current Interest Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such Interest Period with respect to such outstanding Advance(s).

               4.5 If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

               (a) shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to the Revolving Credit Note or any Advance hereunder or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance or any other amounts due under the Revolving Credit Note or this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its Eurodollar Lending Office imposed by the jurisdiction in which Bank's principal executive office or Eurodollar Lending Office is located) or

               (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance or the Revolving Credit Note under this Agreement;

          and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received by Bank hereunder or under the Revolving Credit Note by an amount deemed by the Bank to be material, then Bank shall, after demand by Bank, promptly notify Company of such fact and demand compensation therefor and, within fifteen (15) days after demand by Bank, Company agrees to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction. Bank will promptly notify Company of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be deemed conclusively correct save for manifest error.

               4.6 In the event that at any time after the date of this Agreement any change in law such as described in Sections 4.4 and 4.5, hereof, shall, in the opinion of Bank require that the unused portion of the credit provided under this Agreement be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by Bank or any corporation controlling Bank, Bank shall notify
          Company. Company and Bank shall thereafter negotiate in good faith an agreement to increase the commitment fee payable to Bank, which will adequately compensate the Bank for the costs associated with such change in law. If such increase is approved in writing by Company within thirty (30) days from the date of the notice to Company from Bank, the commitment fee payable by Company under this Agreement shall, effective from the date of such agreement, include the amount of such agreed increase. If Company and Bank are unable to agree on such an increase within thirty (30) days from the date of the notice to Company, Company shall have the option, exercised by written notice to Bank within sixty (60) days from the date of the aforesaid notice to Company from Bank, to terminate this Agreement, in which event, all sums then outstanding to Bank hereunder shall be due and payable in full. If (a) Company and Bank fail to agree on an increase in the commitment fee, or (b) Company fails to give timely notice that it has elected to exercise its option to terminate this Agreement as set forth above, then this agreement shall automatically terminate as of the last day of the aforesaid sixty (60) day period, in which event all sums then outstanding to Bank hereunder shall be due and payable in full.

               4.7 Adjustments in the Margin, based on the financial covenants as set forth in Schedule 4.7, shall be implemented on a quarterly basis as follows:

               (a) Such Margin adjustments shall be given prospective effect only, effective on the first day of the first month following the required date of delivery of the financial statements under Section 7.1(a) and 7.1(b) hereof, establishing applicability of the appropriate adjustments, of any. In any event the Borrower fails timely to deliver the financial statements required under Section 7.1(a) and 7.1(b), then from the date such financial statements were required to be delivered until the date of delivery of such financial statements, the Margin shall be the highest Margin set forth in the pricing matrix attached as Schedule 4.7.

               (b) An adjustment hereunder, after becoming effective, shall remain in effect only until the first day of the first month following the delivery of quarterly financial statements, as aforesaid, demonstrating any change in the applicable financial covenants or the occurrence of any event which under the terms hereof causes such adjustment no longer to be applicable, then any such subsequent adjustment or no adjustment, as the case may be, shall be effective (and said pricing shall thereby be adjusted up or down, as applicable), in accordance with subparagraph (a), above.

               (c) Such Margin adjustments under this Section 4.7 shall be made irrespective of, and in addition to, any other interest rate or Margin adjustments hereunder.

               4.8 Notwithstanding anything contained herein to the contrary, amounts reserved by Company for payment in connection with a certain previously disclosed litigation shall not be considered Long Term Debt or a contingent, current or long-term liability of Company for purposes of this Agreement until, and then only to the extent of, such amount, if any, shall be paid or actually become due and payable (after the termination of all appeals).

               5.   CONDITIONS

               5.1  Company  agrees  to furnish  Bank  at the  time  of the initial borrowing hereunder with (i) certified copies of resolutions of the Board of Directors of the Subsidiaries evidencing approval of their respective guaranties, and (ii) a Guaranty of each Subsidiary guarantying to Bank the repayment of the indebtedness of Company hereunder; and, prior to any borrowing under this Agreement following the refinancing of the Company's outstanding indebtedness under the Existing Revolving Credit Agreement, in form to be satisfactory to Bank, (a) with an opinion of Company's and Subsidiaries' counsel to the effect that the execution, delivery and performance of this Agreement, and the issuance of the Revolving Credit Note by Company, and the execution, delivery and performance by Subsidiaries of the Guaranties, are within their respective corporate powers, have been duly authorized by all necessary corporate action thereof and are not in contravention of the terms of Company's or Subsidiaries' respective certificates of incorporation or bylaws, and (b) with certified copies of the resolutions of the Board of Directors of Company evidencing approval of the borrowing hereunder.

               5.2 Bank shall not be obligated to make any Advance if at the time of the Request for Advance, the Unsecured Obligations, plus the amount requested should exceed the sum of:

               (a) seventy percent (70%) of Company's and Subsidiaries' Eligible Accounts; and

               (b) fifty percent (50%) of Company's and Subsidiaries' Eligible Inventory, with no maximum limit.

               5.3 Bank shall not be obligated to make any Advance if at the time of the Request for Advance, the outstanding Advances, plus the undrawn amount of outstanding Letters of Credit, plus the aggregate amount of unreimbursed drawings under Letters of Credit when added to the requested Advance exceeds the Utilized Commitment.

               6.   REPRESENTATIONS AND WARRANTIES

               Company represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

               6.1 Company and each Subsidiary is a corporation duly organized and existing in good standing under the laws of their respective jurisdictions, of incorporation; they are duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary.

               6.2 The execution, delivery and performance of this Agreement, any other documents and instruments required under this Agreement to which Company is a party, and the issuance of the Revolving Credit Note by Company, and the execution, delivery and performance by Subsidiaries of the Guaranties, are within their respective corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's or Subsidiaries' Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement, the Revolving Credit Note, any other documents and instruments required under this Agreement to which Company is a party, and the Guaranties when issued and delivered under this Agreement, will be valid and binding in accordance with their terms.

               6.3 The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement to which Company is a party, and the issuance of the Revolving Credit Note by Company, and the execution, delivery and performance by Subsidiaries of the Guaranties are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which Company or any Subsidiary is a party or by which it is bound.

               6.4 No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Company is threatened against Company, the outcome of which is likely to result in a Material Adverse Change or Effect.

               6.5 There are no security interests in, liens, mortgages, or other encumbrances on any of Company's or Subsidiaries' assets, except to Bank, or as permitted in this Agreement.

               6.6 There exists no material default under the provisions of any instrument evidencing any permitted debt or of any agreement relating thereto.

               6.7 As of the date of this Agreement there are no Subsidiaries of Company other than those executing Guaranties to Bank as of the date of this Agreement and Company shall not create any additional Subsidiaries unless at the time the Subsidiary is created the Subsidiary executes and delivers a Guaranty to Bank.

               6.8 As of the date of this Agreement, neither Company nor any Subsidiary maintains or contributes to any employee pension benefit plan subject to title IV of ERISA except the following plans: (a) Republic Automotive Parts, Inc. Employees' Retirement Plan; (b) Republic Automotive Parts, Inc. Savings Plan. There is no "unfunded past service liability" of these Pension Plans as of the date of this Agreement and there is no accumulated funding deficiency with respect to the meaning of ERISA, or any existing liability with respect to the Pension Plans owed to the Pension Benefit Guaranty Corporation or any successor thereto.

               6.9 The consolidated balance sheet of Company and Subsidiaries and the related income statement, both dated December 31, 1994, previously furnished Bank, fairly present in all material respects the financial condition of Company and Subsidiaries as of the date thereof; since said date there has been no Material Adverse Change or Effect in the consolidated financial condition of Company and Subsidiaries; to the knowledge of Company's president and chief financial officer and except as disclosed to and accepted in writing by Bank, neither Company nor any of its Subsidiaries has any material contingent obligations (including any liability for taxes) of a type required to be disclosed or reserved against on said financial statements which has not been so disclosed by or reserved against in said financial statements or, with respect to subsequent fiscal years, is not disclosed by or reserved against in the financial statements delivered pursuant to Section 7.1 for the most recent fiscal year then ending.

               6.10 To the knowledge of Company, Company and the Subsidiaries are in the conduct of their respective businesses in all material respects in compliance with all Environmental Laws and all other federal, state or local laws, statutes, ordinances and regulations applicable to Company and the Subsidiaries, and Company and the Subsidiaries has all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of its business as presently conducted, the absence of which would result in a Material Adverse Change or Effect.

               6.11 As of the date  of execution of this Agreement,  to the knowledge of Company and except as disclosed to and accepted in writing by Bank, Company is not, and no Subsidiary is, a party to any litigation or administrative proceeding, nor is any litigation or administrative proceeding threatened against Company or any Subsidiary, which in either case (i) asserts or alleges that Company or any Subsidiary violated Environmental Laws, (ii) asserts or alleges that Company or any Subsidiary is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, (iii) asserts or alleges that Company or any Subsidiary is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials.

               6.12 As of the date of execution of this Agreement, to the knowledge of Company and except as disclosed to and accepted in writing by Bank, there are no conditions existing currently or likely to exist during the term of this Agreement which would subject Company or any Subsidiary to damages, penalties, injunction relief or cleanup costs under any applicable Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by Company or any Subsidiary.

               6.13 As of the date of execution of this Agreement, to the knowledge of the Company and except as disclosed to and accepted in writing by Bank, Company is not, and no Subsidiary is, subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and Company has not, and no Subsidiary has, been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws.

               7.   AFFIRMATIVE COVENANTS

               Company covenants and agrees that it will, so long as Bank is committed to make any advances under this Agreement and thereafter so long as any indebtedness remains outstanding under this Agreement:

               7.1  Furnish Bank:

               (a) within one hundred twenty (120) days after and as of the end of each of Company's fiscal years, an audit report of Company without material qualification certified to by independent certified public accountants satisfactory to Bank;

               (b) within sixty (60) days after and as of the end of each quarter, including the last quarter of each fiscal year, a balance sheet and statement of profit and loss and surplus reconciliation of Company certified on behalf of Company by an authorized officer of Company;

               (c) within twenty (20) days after and as of the end of each month, a certificate showing compliance with the formula required in Section 5.2 hereof, and summary schedule identifying the Eligible Accounts and aging of accounts by location, all in form and detail satisfactory to Bank, and certified on behalf of Company by a duly authorized officer of Company;

               (d) concurrently with the delivery of each of the financial statements required by Section 7.1(a) and (b) hereof, a statement prepared and certified on behalf of Company by the chief financial officer of Company (or in his absence, a responsible senior officer of Company) (a) setting forth all computations necessary to show compliance by Company with each of the covenants contained in Sections 7.2, 7.3, 7.4, 7.5, 8.3 and 8.4 of this Agreement, (b) stating that as of the date thereof, no condition or event which constitutes an event of default hereunder or which with the running of time and/or the giving of notice would constitute an event of default hereunder has occurred and is continuing, or if any such event or condition has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action taken with respect thereto taken or contemplated to be taken by Company and (c) stating that the signer has personally reviewed this Agreement on behalf of Company and that such certificate is based on an examination sufficient to assure that such certificate is accurate;

               (e) promptly, and in form to be satisfactory to Bank, such other information as Bank may request from time to time.

               7.2 Maintain Net Working Capital of not less than Twenty Million Dollars ($20,000,000.00)

               7.3  Maintain a Current Ratio of not less than 2.0 to 1.

               7.4 Maintain Tangible Net Worth of not less than Twenty Seven Million Dollars ($27,000,000.00) plus fifty percent (50%) of Quarterly Net Earnings. "Quarterly Net Earnings" shall mean as of any date of determination the cumulative positive net earnings (but not cumulative net loss) of Company computed for the period beginning April 1, 1995 and ending with the last day of the fiscal quarter immediately preceding such date of determination.

               7.5 Maintain as of the end of each fiscal quarter a Cash Flow Coverage Ratio of not less than 1.25 to 1.

               7.6 Pay and discharge and cause each Subsidiary to pay and discharge all taxes and other governmental charges and all contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

               7.7 Maintain and cause each Subsidiary to maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property mortgaged or pledged to Bank or property in which Bank shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Company and Bank as their respective interests may appear; all said policies or copies thereof, including all endorsements thereon and those required hereunder, to be deposited with Bank.

               7.8 Permit Bank, through its authorized attorneys, accountants, and representatives, to examine Company's and Subsidiaries' books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Bank.

               7.9 Promptly notify Bank of any condition or event which to the knowledge of Company constitutes or with the running of time and/or the giving of notice would constitute a default under this Agreement, and promptly inform Bank of any Material Adverse Change or Effect.

               7.10 Subject to the provisions of Section 9.7 below, maintain and cause each Subsidiary to maintain in good standing all licenses required by the states in which they own and operate assets or carry on their business, or any agency thereof, or other governmental authority that may be necessary or required for Company or Subsidiaries to carry on its general business objects and purposes, except where the failure to maintain such licenses will not result in a Material Adverse Change or Effect.

               7.11 Comply, and cause each Subsidiary to comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated including, but not limited to, the minimum funding requirements of any Pension Plans.

               7.12 Promptly notify Bank upon the occurrence thereof of any of the following events:

               (a)  the  termination  of  any  Pension  Plan   pursuant  to
                    Subtitle C of Title IV of ERISA or otherwise;

               (b) the appointment of a trustee by a United States District Court to administer any Pension Plan;

               (c)  the  commencement  by  the  Pension   Benefit  Guaranty
                    Corporation,   or   any  successor   thereto,   of  any
                    proceeding to terminate any Pension Plan;

               (d) the failure of any Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1954, as amended;

               (e)  the   withdrawal  of   the  Company   or  any   of  the
                    Subsidiaries from any Pension Plan;

               (f) a reportable event, within the meaning of Title IV of ERISA, or

               (g) the creation of any Pension Plan after the date of this agreement or the acquisition of the stock or assets of any entity which maintains a pension plan subject to ERISA. Nothing set forth in this subsection 7.11(g) shall be construed to permit Company or any Subsidiary to create, maintain or assume a Pension Plan or acquire the stock or assets of any entity not otherwise permitted under this Agreement.

               7.13 Maintain the formulas as set  forth in Sections 5.2 and
          5.3 of this Agreement and in the event the Unsecured Obligations shall exceed such formula then Company shall forthwith either pay to Bank sufficient sums to reduce the indebtedness hereunder, or pay, reduce, or eliminate other Unsecured Obligations, to comply with said formula.

               8.   NEGATIVE COVENANTS

               Company covenants and agrees that so long as Bank is committed to make any advances under this Agreement and thereafter so long as any indebtedness remains outstanding under this Agreement, it will not, without the prior written consent of
          Bank:

               8.1 Enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any material part of its assets, except:

               (a)  in the ordinary course of its business;

               (b)  a merger  or  consolidation permitted  in  Section  8.5 hereof; or

               (c) the sale, lease or transfer of assets between Company and any Subsidiary or between Subsidiaries, provided that such Subsidiary or Subsidiaries have prior thereto executed and delivered to Bank a Guaranty and the assets sold, leased or transferred are not subject to any security interest or lien (except for liens permitted under this Agreement).

               8.2 Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, or allow any Subsidiary to do the same except:

               (a) by endorsement for deposit in the ordinary course of business;

               (b)  guarantees of Subsidiaries' indebtedness to Bank;

               (c) guarantees of notes executed by jobbers under the terms and conditions of the Company's then existing jobber financing program; provided, however, that the outstanding principal and interest outstanding under said guaranteed notes shall not exceed One Million Dollars ($1,000,000.00) as of each year;

               (d) guaranties by Company or a Subsidiary of obligations of Company or any Subsidiary so long as the aggregate liability of Company and its Subsidiaries under such guarantees does not exceed Fifteen Million Dollars ($15,000,000).

          Notwithstanding the foregoing, in no event shall the aggregate guaranty liability of Company and its Subsidiaries under (d) above (determined without duplication) and the aggregate amount of the indebtedness secured by security interests permitted pursuant to the provisions of Section 8.6(b) exceed Fifteen Million Dollars ($15,000,000).

               8.3  Allow the Long Term Debt to Worth Ratio to exceed
          1.25 to 1.

               8.4 Allow Adjusted Total Liabilities to Worth Ratio to exceed 2.1 to 1.

               8.5 Purchase or otherwise acquire or become obligated for the purchase of, or allow any Subsidiary to purchase or become obligated to purchase, all or substantially all of the assets or business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any manner effectuate or attempt to effectuate an expansion of present business by acquisition; unless, after giving effect to the proposed merger or consolidation:

               (a) Company is the surviving corporation and Company is not merged into any Subsidiary;

               (b) if the merger or consolidation involves a Subsidiary of Company, either the Subsidiary is the surviving corporation or the surviving corporation is a wholly owned direct or indirect Subsidiary of Company;

               (c) Company or any Subsidiary will be engaged in the same or related line of business, at the wholesale or retail level, in which they are engaged as of the date of this Agreement including being in the business of remanufacturing, repackaging or marketing its own line of automotive parts and accessories or related items; and

               (d) No event of default or event which, with notice or lapse of time or both, would constitute an event of default, has occurred or exists under Section 10 hereof.

               8.6 Affirmatively pledge or mortgage, or allow any Subsidiary to pledge or mortgage, any of their assets, whether now owned or hereafter acquired, or create or permit to exist any lien, security interest in, or encumbrance thereon, except for the following:

               (a)  to Bank;

               (b) (i) purchase money security interests in inventory and fixed assets solely to secure purchase money indebtedness of Company or any Subsidiary in connection with the acquisition of all or part of the inventory or fixed assets of any person, firm or corporation in an acquisition permitted pursuant to the provisions of
                    Section 8.5, or to which such inventory or fixed assets so acquired are subject at the time of such acquisition; provided that such security interest is granted to the seller of the inventory or fixed assets, is created substantially contemporaneously with the acquisition of such inventory or fixed assets and does not extend to any property other than the inventory or fixed asset so financed, (ii) capitalized leases for fixed assets solely to secure purchase money or lease indebtedness of Company or any Subsidiary; provided that such security interest or lease is created substantially contemporaneously with the acquisition of such fixed assets and does not extend to any property other than the fixed asset so financed and (iii) purchase money security interests in inventory and fixed assets covering assets acquired by Company or any Subsidiary in connection with an acquisition to the extent the aggregate indebtedness secured thereby does not exceed Five Hundred Thousand Dollars ($500,000) excluding any extension or renewal thereof; provided, however, that the purchase money security interests permitted under subsections (i), (ii) and (iii) shall not exceed Fifteen Million Dollars ($15,000,000) in the aggregate; and provided, further, however, in no event shall the aggregate amount of the indebtedness secured by the security interests permitted under subsections
                    (i), (ii) and (iii) above and the aggregate guaranty liability of Company and its Subsidiaries under Sections 8.2(d) (determined without duplication) exceed Fifteen Million Dollars ($15,000,000). It is expressly understood and agreed that Company and the Subsidiaries shall not be entitled to grant purchase money security interests to vendors of Company or any Subsidiary for the purchase of any inventory or fixed assets in the ordinary course of Company's or any Subsidiary's business, except as permitted above in the case of assets acquired in connection with an acquisition or in subsection (c) below;

               (c) purchase money security interests in inventory on consignment solely to secure inventory on consignment to Company or any Subsidiary not to exceed in the aggregate the sum of Five Hundred Thousand Dollars ($500,000.00); provided that such security interest is created substantially contemporaneously with the consignment of such inventory and does not extend to any property other than the consigned inventory so financed;

               (d) liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and not yet past due or being contested in good faith by appropriate proceedings and, if requested by Bank, bonded in a manner satisfactory to Bank;

               (e) liens not delinquent created by statute in connection with workmen's compensation, unemployment insurance, social security and similar statutory obligations;

               (f) liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable or are being contested in good faith by appropriate proceedings and, if requested by Bank, bonded in a manner satisfactory to Bank;

               (g) landlord liens arising under law or by the terms of any leases of real property securing obligations that are not yet due and payable or are being contested in good faith;

               (h) encumbrances consisting of zoning restrictions, rights-of-way, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by Company or any Subsidiary in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use;

               (i) pledges and deposits not exceeding at any time in aggregate amount the sum of $1,000,000 made in the ordinary course of business to secure the performance of bids, surety, stay appeal or customs bonds or pledges or deposits for similar purposes.

               8.7 Make or allow to remain outstanding any investment in, or any loans or advances to, any Subsidiary which has not prior thereto executed and delivered to Bank a guaranty of all of Company's indebtedness to Bank, substantially in the form of Exhibit "C".

               8.8 Declare or pay any dividends during any four quarter period in excess (in the aggregate) of the amount of Company's net income for such four quarter period, as determined in accordance with generally accepted accounting principles consistently applied, less current maturities of Company's Long Term Debt as of the end of such four quarter period.

               9.   ENVIRONMENTAL PROVISIONS

               9.1 Company shall timely comply, or diligently pursue compliance, and shall cause the Subsidiaries to comply or diligently pursue compliance, in all material respects with all applicable Environmental Laws.

               9.2 Company shall provide to Bank, promptly upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which
          (i) requires or may require a financial cost to Company or any Subsidiary, (ii) requires or may require cleanup, removal, remedial action, or similar response by or on the part of Company or any Subsidiary under applicable Environmental Laws or (iii) seeks damages or civil, criminal or punitive penalties from Company or any Subsidiary for an alleged violation of Environmental Laws, where the aggregate amount of any such costs, responses, damages or penalties may exceed $100,000 in the aggregate.

               9.3 Company shall promptly notify Bank in writing as soon as Company becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date (and not just the date such warranties are made).

               9.4 In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any material respect as of any date, Company shall, at its sole expense, if reasonably requested by Bank, retain an environmental professional consultant, reasonably acceptable to Bank, to conduct an environmental audit reasonably satisfactory to Bank regarding the changed condition and/or circumstance and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant's report will be promptly delivered to both Bank and Company upon completion.

               9.5 If Company or any Subsidiary, directly or indirectly through any professional consultant or other representative, undertakes an environmental audit, assessment or investigation and the findings or conclusions of such audit, assessment or investigation disclose (i) contamination of, or adverse effects on, any real property owned by Company or any Subsidiary at any time or (ii) a violation of any Environmental law by Company or any Subsidiary, either or both of which may require a financial contribution by Company in excess of $100,000 in the aggregate, Company will promptly provide to Bank, and will cause Subsidiaries to promptly provide to Bank, upon receipt, copies of all final findings and conclusions of any such environmental investigation. Preliminary findings and conclusions shall also be provided to Bank if final reports have not been completed and delivered to Bank within 60 days following completion of the preliminary findings and conclusions.

               9.6 Company hereby indemnifies, saves and holds the Bank and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses)
          arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, caused by or in any way related to Company's or any Subsidiary's real property, or due to any acts of Company or any Subsidiary, their officers, directors, shareholders, employees, consultants and/or representatives. In no event shall Company be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses (i) arising from any act of negligence of Bank, or its agents, employees, representatives or consultants or (ii) arising from any action taken by Bank while it is in possession of any such real property.

               It is expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of any indebtedness from Company to Bank.

               9.7  Notwithstanding anything  to the contrary  set forth in
          Section 7.9 the Company shall maintain, and shall cause the Subsidiaries to maintain, all permits, licenses and approvals required under applicable Environmental Laws.

               10.  DEFAULTS

               10.1 Upon non-payment of the principal or interest due under the terms of this Agreement or on the Notes when due in accordance with the terms thereof and continuance of such default for a period of ten (10) days, the Revolving Credit Note shall automatically become immediately due and payable, and Bank's commitment to make further Advances or issue Letters of Credit under this Agreement shall automatically terminate.

               10.2 Upon occurrence of any of the following events of default:

               (a) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 7.1 through 7.5, 7.9, 7.13, and 8.1 through 8.8, inclusive, hereof and in the case of default with respect to Section 7.1, continuance thereof for three (3) Business Days after notice to Company by Bank;

               (b) default in the observance or performance of any of the other conditions, covenants or agreements of Company herein set forth and continuance thereof for thirty
                    (30) days after notice to Company by Bank;

               (c) any representation or warranty made by Company herein or in any instrument submitted pursuant hereto proves untrue in any material respect;

               (d) default in the payment of any other obligation of Company or any Subsidiary for borrowed money in excess of $250,000 in the aggregate other than (e) below, or in the observance or performance of any conditions, covenants or agreements related or given with respect thereto, and such default continues beyond any period of cure therefore and as a result of such default, the outstanding indebtedness may be accelerated and become immediately due and payable in full;

               (e) defaults in the aggregate amount of $2,000,000 or more on note(s) owing from time to time by Company or any Subsidiary to various sellers for acquisitions permitted in Section 8.5 hereof, and any of such seller(s) has taken any remedy, whether demand, acceleration, or otherwise, against Company or any Subsidiary;

               (f) if there shall be any change for any reason whatsoever in the management of Company by both Keith M. Thompson, President and Chief Executive Officer, and Donald B. Hauk, Executive Vice President and Chief Financial Officer, which could in the sole judgment of Bank result in a Material Adverse Change or Effect;

          then, or at any time thereafter, unless such default is remedied, Bank may give notice to Company declaring all outstanding indebtedness hereunder to be due and payable, whereupon the Revolving Credit Note and all indebtedness then outstanding hereunder shall immediately become due and payable without further notice and demand, as the case may be, and Bank's commitment to make further Advances or issue Letters of Credit under this Agreement shall automatically terminate.

               10.3 If a creditors' committee shall have been appointed for the business of Company or any Subsidiary; or if Company or any Subsidiary shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company or any Subsidiary) and such receiver, trustee, or custodian so appointed shall not have been discharged within sixty (60) days after the date of his appointment; or if an order shall be entered and shall not be dismissed or stayed within sixty (60) days from its entry, approving any petition for reorganization of Company or any Subsidiary; then the Revolving Credit Note and all indebtedness then outstanding hereunder shall automatically become immediately due and payable, and Bank's commitment to make further Advances or issue Letters of Credit under this Agreement shall automatically terminate.

               10.4 From and after the occurrence of any event of default under this Agreement or any event which automatically causes the indebtedness outstanding hereunder or under the Revolving Credit Note to become immediately due and payable, said indebtedness shall bear interest at three percent (3%) above the Prime-based Rate as it may vary from time to time, which interest shall be payable on demand.

               10.5 Upon the occurrence and during the continuance of any Event of Default, Company shall immediately upon demand by Bank deposit with Bank cash collateral in the amount equal to the maximum amount available to be drawn at any time under any Letter of Credit then outstanding.

               11.  MISCELLANEOUS

               11.1 This Agreement shall be binding upon and shall inure to the benefit of Company and Bank and their respective successors and assigns, except:

               (a) the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by Company; and

               (b)  Bank  may   not  assign  this  Agreement   or  grant  a
                    participation in this credit to another lender without the prior written consent of Company.

               11.2 Company may at any time permanently cancel in writing the credit provided for under Section 2 of this Agreement without penalty, provided that (a) Company shall have fully repaid all principal, accrued interest, accrued fees, accrued deficiency values, expenses, applicable prepayment penalties (if any) and any other accrued charges owing by Company under this Agreement and (b) if any Letters of Credit are outstanding on the effective date of such cancellation, Company shall have deposited with Bank cash collateral in an amount equal to the maximum amount available to be drawn at any time under such outstanding Letters of Credit.

               11.3 Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with generally accepted accounting principles consistently applied.

               11.4 No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

               11.5 All notices with respect to this Agreement shall be deemed to be completed upon mailing by certified mail to the following:

                    To Company:
                    500 Wilson Pike Circle, Ste. 115
                    P.O. Box 2008
                    Brentwood, Tennessee 37024
                    Attention: Donald B. Hauk,
                               Executive Vice President and Chief Financial
                               Officer

                    with a copy to:
                    Thomas R. Berner, Esq.
                    Berner & Berner P.C.
                    515 Madison Avenue
                    20th Floor
                    New York, New York 10022

                    To Bank:
                    One Detroit Center
                    500 Woodward Avenue
                    Detroit, Michigan 48226
                    Attention: National Corporate Banking West

               11.6 This Agreement and the Revolving Credit Note have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

               11.7 This   Agreement  shall   become  effective   upon  the
          execution hereof by Bank and Company.

               11.8 In the event Company's obligation to pay interest on the principal balance of the Revolving Credit Note is or becomes in excess of the maximum interest rate which Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

               11.9 This Agreement, the Revolving Credit Note, any Requests for Advance hereunder and any agreements, certificates, or other documents given hereunder, contain the entire agreement of the parties hereto, and none of the parties shall be bound by anything not expressed in writing. No amendment or waiver of any provision of this Agreement, nor consent to any departure by Company therefrom, shall in any event be effective unless the same shall be in writing and signed by Company and Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

               11.10 Company shall pay all reasonable closing costs and expenses, including, by way of description and not limitation, outside attorney fees incurred by Bank in connection with the commitment, consummation and closing of this Agreement. All of said amounts required to be paid by Company may if not paid within thirty (30) days after request for payment, at Bank's option, be charged by Bank as an advance against the proceeds of the Revolving Credit Note. All reasonable costs, including attorney fees, incurred by Bank in reviewing, revising, protecting or enforcing any of its rights against Company or defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with an event of default or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank's relationship with Company hereunder or otherwise, shall also be paid by Company.

               11.11 Bank agrees that it will not disclose without the prior consent of Company (other than to its employees or to its auditors or counsel) any information with respect to Company or the Subsidiaries which is furnished pursuant to this Agreement or any of the related documents or obtained through an examination pursuant to the provisions of Section 7.8 above, and which is specifically designated in writing by Company as confidential information; provided that Bank may disclose any such information
          (a) as has become generally available to the public or has been lawfully obtained by Bank from any third party under no duty of confidentiality to Company, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over Bank, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to Bank, and (e) to any transferee or assignee or to any participant of, or with respect to, the Notes.

               WITNESS the due execution hereof as of the day and year first above written.


          COMERICA BANK                      REPUBLIC AUTOMOTIVE PARTS, INC.



          By: Bradley A. Terryn             By:/s/Donald B. Hauk
             -----------------------------      -----------------------

          Its: Vice President                Its:Executive Vice President
              ----------------------------       ------------------------




                                     EXHIBIT "A"
                                REVOLVING CREDIT NOTE


          $35,000,000.00                                  Detroit, Michigan
                                                          July 5, 1995


               On or before April 30, 1999, FOR VALUE RECEIVED, REPUBLIC AUTOMOTIVE PARTS, INC., a Delaware corporation (herein called
          "Company") promises to pay to the order of COMERICA BANK, a Michigan banking corporation, successor in interest by reason of merger to MANUFACTURERS BANK, N.A. (herein called "Bank") at its Main Office at One Detroit Center, 500 Woodward Avenue, Detroit, Michigan, in lawful money of the United States of America the indebtedness or so much of the sum of THIRTY FIVE MILLION DOLLARS ($35,000,000.00) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Fifth Amended and Restated Revolving Credit Agreement dated July 5, 1995, made by and between Company and Bank (herein called "Agreement") together with interest thereon as hereinafter set forth.

               Each of the Advances made hereunder shall bear interest at the Quoted Rate, the Eurodollar-based Rate or the Prime-based Rate as elected by Company or as otherwise determined under the Agreement.

               Interest on the unpaid balance of all Advances shall be computed and payable in the manner and at the times provided in the Agreement.

               From and after the occurrence of any event of default under the Agreement or any event which automatically causes the indebtedness outstanding hereunder to become immediately due and payable, the indebtedness outstanding hereunder shall bear interest at three percent (3%) above the Prime-based Rate as it may vary from time to time, which interest shall be payable daily.

               This Note is a note under which advances, repayments and readvances may be made from time to time, subject to the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, and may be matured under, the terms of the Agreement, to which reference is hereby made. Company grants Bank a lien on all property and assets including deposits and other credits of the Company, at any time in possession or control of or owing by Bank for any purpose.

               Company  hereby  waives  presentment  for  payment,  demand, protest and notice of protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or
          hereafter  security for  this  Note.    Any  transferees  of,  or
          endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

               All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

               This Note replaces (by renewal) sums outstanding under that certain Revolving Credit Note dated May 1, 1994, made in the maximum principal amount of $20,000,000 by Company payable to Bank.


                                             REPUBLIC   AUTOMOTIVE   PARTS,
                                             INC.



                                             By:___________________________

                                             Its:__________________________


                                             By:___________________________

                                             Its:__________________________




                                     EXHIBIT "B"
                                 REQUEST FOR ADVANCE



               Pursuant to the Fourth Amended and Restated Revolving Credit Agreement dated July 5, 1995, (herein called "Agreement"), the undersigned hereby requests COMERICA BANK to make a(an)
                                *   Advance   to    the   undersigned    on
          ___________________, 19___, in the amount of
                                      DOLLARS ($               ) under  the
          Revolving  Credit  Note  dated  July   5,  1995,  issued  by  the
          undersigned to said Bank (herein called "Note"). The Interest Period for the requested Advance, if applicable, shall be ______________________.** The last day of the Interest Period for the amounts being converted or refunded hereunder, if applicable, is __________________, 19___.

          The undersigned certifies as follows:

               (a) that no event has occurred or condition exists which constitutes, or with the passage of time and/or giving of notice would constitute, a default under the Agreement or the Note, and none will exist upon the making of the Advance requested hereunder;

               (b) that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Note will not exceed the face amount thereof;

               (c) that upon advancing the sum requested hereunder, the undersigned is in compliance with the formula set forth in Section 5.2 of the Agreement.

               The undersigned hereby authorizes said Bank to disburse the proceeds of this Request for Advance by crediting the account of the undersigned with Bank separately designated by the undersigned or as the undersigned may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding, in which case it shall refund or convert that portion stated above of the existing outstandings under the Note.







               *Insert, as applicable, "Quoted Rate", "Eurodollar-based", or "Prime-based".

               **For a Quoted Rate Advance insert, the applicable number of days. For a Eurodollar-based Advance insert, as applicable, "one month", "two months", "three months", or "six months".





               Dated this _____ day of _________________, 19___.


                                             REPUBLIC   AUTOMOTIVE   PARTS,
                                             INC.



                                             By:___________________________

                                             Its:__________________________


                                             By:___________________________

                                             Its:__________________________



                                     EXHIBIT "C"

                            AMENDED AND RESTATED GUARANTY
                                      (Limited)


               This Guaranty is executed and delivered on ______________, 199__, by undersigned ("Guarantor") whose address is to Comerica Bank, successor in
          interest  by  reason  of  merger  to  Manufacturers  Bank,  N.A., formerly known as Manufacturers National Bank of Detroit ("Bank"), a Michigan banking corporation of Detroit, Michigan.

               WHEREAS, Republic Automotive Parts, Inc. whose address is
                                                      ("Borrower")  desires
          to enter into one or more banking transactions with and thereby become obligated to Bank, for the payment of one or more Liabilities, as defined below, from time to time, though it may not be continuously, and/or to obtain other credit accommodations from Bank from time to time ("Borrower" wherever used herein shall include any partnership, firm, corporation, or other organization or entity succeeding in whole or substantial part whether immediately or otherwise to the business and/or property with or without the liabilities of the above named Borrower); and

               WHEREAS, Guarantor desire(s) to see the success of, and/or receive(s) direct and/or indirect benefits from the Borrower as general or limited partner, shareholder, subsidiary, affiliate or otherwise.

               NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, and to induce Bank to enter into banking transactions with or otherwise make credit accommodations in favor of the Borrower, but subject to the limitation that Guarantor shall in no event be required under this Guaranty to pay more than the principal sum of Thirty Five Million Dollars ($35,000,000), plus interest and other sums thereon at the rate(s) and otherwise as set forth in the documents evidencing the Liabilities and Collection Costs (as defined below), the GUARANTOR HEREBY UNCONDITIONALLY AND ABSOLUTELY GUARANTEES TO BANK the prompt payment when due, whether at maturity or on any accelerated or extended payment date or otherwise, of any and all Liabilities, until such Liabilities are fully paid and satisfied as to principal, interest and other sums due and payable thereunder. "Liabilities" shall mean all indebtedness for borrowed money and all other monetary obligations of Borrower to Bank whatsoever, present or future, direct or indirect, absolute or contingent, joint or several, now or hereafter existing or arising, due or to become due, howsoever arising or evidenced, including, but not limited to, any borrowings of Borrower evidenced by Borrower's promissory notes, obligations of Borrower under any reimbursement or letter of credit agreements, and obligations of Borrower on any note, draft or other instrument, whether or not negotiable in form, upon which Borrower is primarily or secondarily liable, which may be paid, accepted, purchased or discounted by Bank, whether or not such indebtedness or obligation is known to Guarantor now or at the time such indebtedness or obligation is incurred, and all amendments, renewals or extensions, in whole or in part, of any such indebtedness or obligations. Guarantor shall also pay, on demand, any and all expenses (including without limitation reasonable attorneys' fees) which may be incurred or paid by Bank in preserving, protecting or enforcing any of its rights or remedies in connection with, or collecting against Guarantor under, this Guaranty ("Collection Costs").

               Guarantor further agrees as follows:

               1. Absolute and Unconditional Obligation. This Guaranty is a guaranty of payment and not of collection. The obligation of the Guarantor under this Guaranty (the "Obligation") shall be absolute and primary, and complete and binding as to each Guarantor and subject to no condition whatever, precedent or otherwise, irrespective of the validity, regularity or enforceability of any of the Liabilities, the absence of any action to enforce the same, any waiver or consent with respect thereto, or any failure or delay in the enforcement thereof. Notice of acceptance hereof or action in reliance hereon shall not be required. Bank shall be under no obligation to give Guarantor notice of Borrower's incurring future Liabilities to Bank or amendments, renewals or extensions of any Liabilities, or any other fact or matter pertaining to Borrower. Nor shall the Obligation be affected by the bankruptcy, insolvency, incompetence or death, or any change in ownership or control, of the Borrower, or of any other party. The Obligation shall be independent of and in addition to any similar obligation or other liability of the Guarantor to Bank.

               2. Waiver. Guarantor waives presentment, demand, protest, notice of protest or dishonor, diligence in collecting the Liabilities, any requirement first to proceed against the Borrower or against any guarantor or other party, or to exhaust any security for the performance of any of the Liabilities. Any collateral or other security of Borrower or any other party or any guaranty or other obligation of any party which Bank now or subsequently holds may be released or otherwise dealt with by Bank in all respects as though this Guaranty were not in existence and the Obligation shall be in no way affected thereby, Guarantor hereby waiving and foregoing all rights in respect of any action, or failure to act, by Bank regarding such collateral or other security.

               3. Continuing Obligation. The Obligation shall be continuing and, irrespective of any statute of limitations otherwise applicable, shall cover all Liabilities incurred by Borrower before any revocation of this Guaranty becomes effective as provided below (and shall also include Liabilities of the Borrower incurred after such revocation pursuant to any agreement to lend, whether optional or obligatory, existing at the date of revocation), and as to any Liabilities so incurred, shall continue until the same are fully paid and satisfied. The bankruptcy or insolvency of any Guarantor or revocation by any Guarantor shall not affect the Obligation of any others, but such others shall continue to be liable for the Liabilities (including future Liabilities) as though such bankrupt, insolvent or revoking party had not been a party hereto. Bank may, if it so desires (but shall not be obligated to do so), file a claim under this Guaranty in any such bankruptcy or insolvency proceeding, provided that the continuance of the Obligation in accordance with this Guaranty shall not be affected thereby.

               4. Revocation. Guarantor (or any of them) may revoke this Guaranty only as herein provided, and not otherwise. Revocation shall be in writing signed by the revoking party, or, if deceased, by the personal representative of such party, and shall be delivered to the President, Cashier, or any Vice President of Bank in person at Bank, and shall become effective at the opening of business on the day next succeeding the delivery thereof. Any such revocation shall have prospective effect only, from and after the effective date of revocation, and shall not terminate or otherwise affect the Obligation of the revoking party existing prior to the effective date of revocation.

               5. Subrogation. Guarantor expressly waives any claim for reimbursement, contribution, indemnity, or subrogation which the Guarantor may have against the Borrower by reason of payment by the Guarantor of any of the Liabilities. In the event of the liquidation, reorganization or bankruptcy of Borrower (whether voluntary or involuntary) or in the event that Borrower shall make an arrangement or composition with its creditors or become subject to any receivership or other insolvency proceedings, Bank shall be entitled to receive all dividends or other payments with respect to the Liabilities until its claims have been paid in full, and Guarantor shall continue to be liable to Bank to the extent provided herein for any balance of the Liabilities which may be owing to Bank. If any amount shall be paid to or received by Guarantor on account of any subrogation rights arising at any time when all Liabilities shall not have been paid and discharged in full, such amount shall be held in trust by Guarantor for the benefit of Bank and shall forthwith be paid to Bank to be credited and applied against the Obligation.

               6. Continued Effectiveness or Reinstatement. Notwithstanding any prior revocation, termination or discharge hereof, the effectiveness of this Guaranty shall continue or be reinstated, as the case may be, in the event that (a) any payment received or credit given by Bank in respect of the Liabilities is returned, disgorged or rescinded as a preference, impermissible setoff, fraudulent conveyance or otherwise under any applicable state or federal law, including, without limitation, laws pertaining to bankruptcy or insolvency, in which case this Guaranty shall thereafter be enforceable against Guarantor as if such returned, disgorged or rescinded payment or credit had not been received or given by Bank, and whether or not Bank relied upon such payment or credit or changed its position as a consequence thereof; or (b) any liability is imposed, or sought to be imposed, against Bank relating to the environmental condition of, or the presence of hazardous or toxic substances on, in or about, any property mortgaged to Bank by the Borrower, Guarantor or any other party as collateral (in whole or in part) for any of the Liabilities, whether such condition is known or unknown, now exists or subsequently arises (excluding only conditions which arise after any acquisition by Bank of any such property, by foreclosure, in lieu of foreclosure or otherwise, due to the wrongful act or omission of Bank), in which case this Guaranty shall thereafter be enforceable against Guarantor to the extent of all liability, costs and expenses (including reasonable attorneys' fees) incurred by Bank as the direct or indirect result of any such environmental condition or hazardous or toxic substances. For purposes of this Guaranty, "environmental condition" includes, without limitation, conditions existing with respect to the surface or ground water, drinking water supply, land surface or subsurface strata and the ambient air; and "hazardous or toxic substances" shall include any and all substances now or subsequently determined by any federal, state or local authority to be hazardous or toxic, or otherwise regulated by any such authority.

               7.   General.  This  Guaranty  amends and  restates  in  its
          entirety that certain Guaranty  dated                  , executed
          and delivered by Guarantor to Bank with respect to the liabilities of Borrower and may not be amended except by express written instrument executed by Guarantor and Bank, and no waiver by any party shall be effective unless given in writing by such party. The rights and remedies provided for in this Guaranty are cumulative, and nothing herein shall limit any right or remedy granted Bank by other instrument or by law. If any term or provision of this Guaranty or its application to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law. Captions have been used in this Guaranty for convenience of reference only, and shall not be given substantive effect. This Guaranty shall be governed by and construed in accordance with the laws of the State of Michigan.

               This Guaranty has been duly executed and delivered as of the date set forth above.

          Witnesses:                         [NAME OF SUBSIDIARY]
                                             [a            corporation]



                                             By:

                                             Its:



          Accepted by:

          Comerica Bank



          By:

          Its:





                                     SCHEDULE 4.7




                                    Adjusted Total
                Long Term Debt      Liabilities to   Eurodollar  Prime-based
                to Worth Ratio      Worth Ratio      Margin      Margin

      Level 1   Less than or equal  Less than or         1%           0%
                to 1.0 to 1.0       equal to 2.0
                                    to 1.0

      Level 2   Greater than 1.0    Greater than       1 1/2%        1/2%
                to 1.0              2.0 to 1.0



          Based on quarterly direct financial statements for periods ending March 31, June 30 and September 30 and on fiscal year end audited financial statements for periods ending December 31. Rates to be adjusted on the first day of the first month following the month in which the applicable financial statements are delivered to the Bank.

          If the covenants fall in different levels, the rate opposite the lowest applicable level will apply. (Level 1 being the highest and Level 2 being the lowest.)

          Until the financial statements for June 30, 1995 are delivered, Level 1 pricing shall apply.